Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement (no. 333-155300 — Form S-1) on Form S-3 of American Public Education, Inc. of our report dated March 28, 2008, relating to our audit of the financial statements and the financial statement schedule, which appear in the Annual Report on Form 10-K of American Public Education, Inc. for the year ended December 31, 2007.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ McGladrey & Pullen, LLP.
Vienna, Virginia

December 1, 2008